UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 16, 2011

XEROX CORPORATION

(Exact name of registrant as specified in its charter)

New York	001-04471	16-0468020
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Glover Avenue

P. O. Box 4505

Norwalk, Connecticut 06856-4505

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 968-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On December 16, 2011, Xerox Corporation (“Xerox” or “we”) refinanced its $2.0 billion unsecured revolving credit facility that was executed in April 2007 (the “2007 Credit Facility”). This new $2 billion facility is a five year commitment maturing in 2016 with a group of lenders that includes affiliates of Citibank, N.A., J.P Morgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and BNP Paribas as lead arrangers and bookrunners (the “New Facility”). A majority of the lenders that participated in the 2007 Credit Facility are participating in the New Facility. Pricing, which is determined from a ratings grid based on our public debt ratings, includes a borrowing rate of LIBOR + 1.175% and an annual commitment fee of 20 bps, based on our current ratings. The New Facility contains a $300 million letter of credit subfacility, and also includes an accordion feature that would allow us to increase (from time to time, with willing lenders) the overall size of the facility up to an aggregate amount not to exceed $2.75 billion. We have the right to request a one year extension on each of the first and second anniversary dates.

The New Facility provides a backstop to Xerox’s publicly registered $2 billion commercial paper program. Proceeds from any borrowings under the New Facility would be used to provide working capital for Xerox and its subsidiaries and for general corporate purposes.

Our obligations under the New Facility are unsecured and are not guaranteed by any of our subsidiaries. However, if in the future any of our domestic subsidiaries guarantee any debt for money borrowed by Xerox of more than $100 million, that subsidiary is required to guaranty Xerox’s obligations under the New Facility as well. In the event any of our subsidiaries borrows under the New Facility, its borrowings thereunder would be guaranteed by Xerox.

The New Facility contains various affirmative, negative and financial maintenance covenants, conditions to borrowing and events of default.

The foregoing description of the terms and conditions of the New Facility is not complete and is in all respects subject to the actual provisions of the New Facility, a copy of which has been filed as an exhibit to this Current Report on Form 8-K.

The lenders or their affiliates have in the past engaged, and may in the future engage, in transactions with and perform services, including commercial banking, financial advisory and investment banking services, for Xerox and its affiliates in the ordinary course of business for which they have received or will receive customary fees and expenses.

Item 1.02.	Termination of a Material Definitive Agreement

Information reported under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in response to this Item 1.02.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Information reported under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in response to this Item 2.03.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

4(d)	Form of $2.0 Billion Credit Agreement dated as of December 16, 2011 between Xerox Corporation, the Initial Lenders named therein, Citibank, N.A. as administrative agent and Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and BNP Paribas Securities Corp. as joint lead arrangers and bookrunners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this Report to be signed on its behalf by the undersigned duly authorized.

XEROX CORPORATION

By:	/s/ D. H. MARSHALL
Douglas H. Marshall
Assistant Secretary

Date: December 19, 2011

EXHIBIT INDEX

Exhibit No.	Description

4(d)	Form of $2.0 Billion Credit Agreement dated as of December 16, 2011 between Xerox Corporation, the Initial Lenders named therein, Citibank, N.A. as administrative agent and Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and BNP Paribas Securities Corp. as joint lead arrangers and bookrunners.